UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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GLOBALSTAR, INC.
(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Stockholders

Date May 21, 2024
Dear Stockholder:
It is my pleasure to invite you to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Globalstar, Inc. (“we,” “us,” “Globalstar,” or the “Company”). The meeting will be held at our headquarters at 1351 Holiday Square Blvd., Covington, LA 70433 at 1:00 p.m. Central Time on May 21, 2024. At the meeting, shareholders will be asked to vote on the following matters:

Time 1:00 p.m. Central Time

Place 1351 Holiday Square Blvd., Covington, LA 70433	Elect William A. Hasler and James Monroe III as our two Class C Directors; and
Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024.

Your vote is important.
To ensure that your shares are voted at the meeting, we encourage you to act promptly.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 21, 2024. The proxy statement and annual report are available at www.globalstar.com.

We may also consider any other matters that may properly be brought before the meeting.
We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials via the Internet. As a result, we are sending our stockholders a Notice of Internet Availability of Proxy Materials instead of paper copies of this proxy statement and our 2023 Annual Report. The Notice contains instructions on how to access and review those documents using the Internet. The Notice also instructs you on how to submit your proxy using the Internet or by phone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting them included in the Notice.
We look forward to seeing you at the meeting.
Sincerely,
James Monroe III
Executive Chairman of the Board
Covington, Louisiana
April 10, 2024

Annual Meeting and Other Information /
Annual Meeting and Other Information
Information About the Meeting, Voting and Attendance
We are providing you with this proxy statement and the related form of proxy because our Board of Directors (the “Board”) is soliciting your proxy to vote your stock at our Annual Meeting. At the Annual Meeting, stockholders will be asked to elect two Class C Directors; ratify the selection of Ernst & Young LLP ("EY") as our independent registered public accounting firm; and consider any other matters that may properly be brought before the meeting. You are invited to attend the Annual Meeting, where you may vote your stock in person. However, whether or not you attend the Annual Meeting, you may vote by proxy as described on the next page.
We are furnishing our proxy materials via the Internet. We expect to begin mailing the notice card on or about April 10, 2024 to stockholders of record at the close of business on April 1, 2024 (the “Record Date”).
Who Can Vote
Only holders of our voting common stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. On the Record Date, there were 1,883,923,816 shares of voting common stock outstanding and entitled to vote. Each share of voting common stock that you owned as of the Record Date entitles you to one vote on each matter to be voted at the Annual Meeting.
In accordance with the rules of the Securities and Exchange Commission (“SEC” or the "Commission"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we intend to furnish our proxy materials, including this proxy statement and our 2023 annual report to stockholders, by providing access to these documents on the Internet. Generally, stockholders will not receive printed copies of the proxy materials unless they request them.
We have mailed a Notice of Annual Meeting of Stockholders and Internet Availability of Proxy Materials (“Notice”) to registered stockholders. The Notice provides instructions to registered stockholders for accessing our proxy materials and for voting their shares of common stock on the Internet. If you are a registered stockholder and prefer to receive a paper or email copy of our proxy materials, you should follow the instructions provided in the Notice for requesting those materials.
Stockholders of record can vote before or at the Annual Meeting in any one of the four ways described below. When you vote on the Internet or by telephone or proxy card, you are authorizing the persons named on the proxy form (the management proxies) to vote your shares in the manner you direct.
•By Internet - You may vote on the Internet at www.proxyvote.com. The Notice sent to you describes how to do this.
•By Telephone - You can vote by telephone only if you request and receive a paper copy of the proxy materials and proxy card. The Notice describes how to do this; you must make your request for materials by May 7, 2024.
•By Mail - You can vote by mail only if you request and receive a paper copy of the proxy materials and proxy card. The Notice provides instructions on how to do this; you must make your request for materials by May 7, 2024. You then vote by completing, signing, dating, and timely returning a proxy card.
•In Person - You may come to the Annual Meeting and cast your vote there.

Globalstar Proxy Statement 2024 / 1

/ Annual Meeting and Other Information
For beneficial stockholders (with shares held in street name), the Notice, which has been forwarded to you by your broker, bank or other holder of record (nominee), directs you to the Internet site where you will find our proxy materials. Your nominee has also provided instructions on how you may request a paper or email copy of our proxy materials and how you may provide voting instructions to your nominee. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker's procedures for obtaining legal proxy.
Voting Authority of Management Proxies
Whether you hold your shares of record or in street name, your proxy vote authorizes the management proxies to vote as directed by you. If you are a stockholder of record and you send in a properly executed proxy card without specific voting instructions, your shares of common stock represented by the proxy will be voted as recommended by the Board, namely:
1.FOR the election of the two nominees for Class C director named in this proxy statement; and
2.FOR the ratification of the appointment of EY as our independent registered public accounting firm.
Our Executive Chairman and controlling stockholder, Mr. James Monroe III, has informed us that he intends to vote, on behalf of himself and the entities he controls, in favor of both proposals. This vote assures approval of both proposals in accordance with the Board’s recommendations.
Other Business - We are not aware of any other matter that is expected to be acted on at the Annual Meeting.
Effect of Not Casting Your Vote
If you are a stockholder of record no votes will be cast on your behalf on any of the items of business at the Annual Meeting unless you submit a proxy or vote at the meeting.
If you hold shares in street name, you must give instructions to your nominee on how you would like your shares to be voted. If you do not provide any instructions, your nominee can vote your shares only on “routine” items, such as the ratification of the appointment of our independent registered public accounting firm. The election of directors is not considered a “routine” item. Thus, if a nominee holds your shares and you do not instruct the nominee how to vote on these items, your shares will not be voted on your behalf.
How to Change or Revoke Your Proxy Vote
Shares Held of Record - If you give Internet or telephonic voting instructions or send in a proxy card and later want to change or revoke your vote, you may do so at any time provided that your instructions are received before voting closes for the method you select or if you vote at the meeting. You may change or revoke your vote in any of the following ways:
•by giving new voting instructions on the Internet or by telephone, or by mailing new voting instructions to us on a proxy card with a later date;
•by notifying our Corporate Secretary in writing (at the mailing address listed on page 16 that you have revoked your proxy; or
•by voting in person at the Annual Meeting.
Shares Held in “Street Name” - You should follow the instructions given to you by your broker or nominee on how to change or revoke your vote.
You may use any of these methods to change your vote, regardless of the method previously used to submit your vote. The inspector of election for the meeting will count only the most recent vote received before the deadlines set forth in the voting instructions.

2 / Globalstar Proxy Statement 2024

Annual Meeting and Other Information /
How to Vote Your Shares in our Employee Benefit Plans
If you hold common stock in our Employee Stock Purchase Plan (“ESPP”), you cannot vote your shares directly. The trustee for the ESPP will vote the shares held in the plan. You will receive a voting instruction card from the trustee, which will provide voting instructions. If you provide voting instructions, the trustee will vote your shares in the ESPP as you direct. If you do not provide voting instructions, your shares in the ESPP will not be voted.
Holders of stock options or unvested restricted stock units issued under our Equity Incentive Plan cannot vote the shares issuable upon exercise or vesting until those shares are issued.
Quorum Requirement
A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if holders of a majority 941,961,909 of the shares of common stock entitled to vote at the meeting are present in person or by proxy. Abstentions and broker non-votes count as shares of common stock present at the meeting for purposes of establishing a quorum.
Method and Cost of Soliciting Proxies
We have asked banks, brokers and other financial institutions, nominees and fiduciaries to forward our proxy materials to beneficial owners and to obtain authority to execute proxies on their behalf, and we will reimburse them for their expenses in doing so. Proxies also may be solicited by our management, without additional compensation, through the mail, in person, or by telephone or electronic means.
Admission to the Meeting
We reserve the right to limit admission to the Annual Meeting to our stockholders of record, persons holding valid proxies from our stockholders of record and beneficial owners of our common stock. If your common stock is registered in your name, we may verify your ownership at the meeting in our list of stockholders as of the Record Date. If your common stock is held through a broker or a bank, you should bring to the meeting proof of your beneficial ownership of the stock. This documentation could consist of, for example, a bank or brokerage firm account statement that shows your ownership as of the Record Date or a letter from your bank or broker confirming your ownership as of the Record Date.

Globalstar Proxy Statement 2024 / 3

/ Board of Directors and Corporate Governance

Board of Directors and Corporate Governance

Standing Committees / Audit / Compensation / Nominating and Governance / Strategic Review
Information About the Board and its Committees
Board Governance
Our Board has four standing committees: Audit, Compensation, Nominating and Governance and Strategic Review. The Board has adopted a charter for each standing committee.
We have a Code of Conduct that is applicable to all employees, including executive officers, as well as directors to the extent relevant to their service as directors.
The committee charters and Code of Conduct are available on our website at investors.globalstar.com under “Governance.” You may request a copy of any of these documents to be mailed to you as described on page 45 of this proxy statement. We will post any amendments to, or waivers from, the Code of Conduct that apply to our principal executive and financial officers on our website. At the date of this proxy statement, no such waivers have been requested or granted.
Thermo holds stock representing a majority of our voting power. As a result, we are a “controlled company” for purposes of the NYSE American rules and are not required to have a majority of independent directors on the Board or to comply with the director independence requirements for compensation and nominating/governance committees. However, we are subject to all other NYSE American corporate governance requirements, including the rule requiring that the audit committee be composed entirely of independent directors.
Risk Oversight
The Board has determined that the role of risk oversight will remain with the full Board rather than having responsibility delegated to a specific committee, although the Audit Committee continues to focus on accounting and financial risks. Our executive officers evaluate and manage day-to-day risks and report regularly to the Board on these matters.
The Board has oversight responsibility for information security and cybersecurity. The Company prioritizes the protection of data and is committed to the ongoing enhancement of its cybersecurity and privacy capabilities. Management has established an information security program as well as policies and procedures to mitigate risks resulting from cyber-attacks, including dedicated information security personnel (both internal employees and specialized contractors with security expertise), network monitoring and annual penetration testing on the Company's network. Management maintains effective internal controls and the Company's cybersecurity program is on par with industry standards and best practices, such as the National Institute of Standards and Technology (NIST) Cybersecurity Framework as well as other applicable laws and regulations. Ongoing information security training is also provided to employees. Management provides regular updates to the Audit Committee and the Board regarding these matters, including any significant cyber threats or incidents.

4 / Globalstar Proxy Statement 2024

Board of Directors and Corporate Governance /
Corporate Sustainability and Diversity, Equity and Inclusion
The Board has oversight of the Company's Environmental, Social and Governance ("ESG") and Diversity, Equity and Inclusion (“DEI”) matters. The Board has not delegated responsibility of ESG oversight to a subcommittee, but may choose to do so in the future. Executive officers of the Company have responsibility for the implementation and continued monitoring of ESG matters. The Board, along with the Nominating and Governance Committee, spearhead the Company’s DEI efforts. Recently, the Board and the Nominating and Governance took steps to formalize the Company’s commitment to diversity through amendments to the charter of the Nominating and Governance Committee’s charter relating to the candidate selection process for the Board. These amendments are described under “Nominating and Governance Committee” on page 14.
Director Skills, Expertise and Demographics
The matrix below displays a summary of relevant skills, expertise and demographics of our directors.
Skills and Experience

	Keith O. Cowan	Benjamin G. Wolff	Dr. Paul E. Jacobs	James F. Lynch	Timothy E. Taylor	William A. Hasler	James Monroe III	Michael J. Lovett

CEO / Executive Officer Experience	•	•	•	•		•	•	•
Telecommunications	•	•	•	•	•	•	•	•
Accounting or Finance		•	•	•	•	•	•	•
Global Business	•	•	•	•	•	•	•	•
Strategic Planning / Mergers & Acquisitions	•	•	•	•	•	•	•	•
Diversity

Tenure	Independence[1]	Age

•	0-9 years	•	20+ years	•	Independent	•	40-49 years	•	60-69 years
•	10-19 years			•	Not Independent	•	50-59 years	•	70+ years
1.The Board has determined that Messrs. Cowan, Hasler, Lovett and Wolff are independent directors as defined in Rule 10A-3 under the Securities Exchange Act of 1934 and in the NYSE American rules. This determination was based on the absence of any material relationship known to the Board between Messrs. Cowan, Hasler, Lovett and Wolff and us (other than as a director and stockholder).

Globalstar Proxy Statement 2024 / 5

/ Board of Directors and Corporate Governance
Director Summary
Our Bylaws provide for a nine-member Board of Directors and the Board currently consists of eight members. Our Board is divided into three classes, with staggered three-year terms. Each of Class A and C consists of three directors; and Class B consists of two directors. Mr. Lovett will not stand for re-election at the 2024 meeting of shareholders. The Board's Class C will consist of two directors and our Board will consist of seven members after the 2024 meeting. The Company is currently in the process of identifying and interviewing candidates for the remaining Class B and Class C directorships. In light of recent changes at the Company, including the XCOM transaction, the appointment of Mr. Jacobs and CEO and the amendments to the charter of our Nominating and Governance Committee described below, we believe that it is particularly important to conduct a thorough, thoughtful search process to identify appropriate candidates. Accordingly, the Company does not expect to complete this process before the Annual Meeting.The terms of the directors of each class expire at the annual meetings of stockholders to be held in 2025 (Class A), 2024 (Class C) and 2026 (Class B). At each annual meeting of stockholders, one class of directors will be elected for a term of three years to succeed the directors whose terms are expiring. The table below displays a summary of each director's board class and committee membership. Each director's narrative biography is also disclosed below the table.

	Board Class	Director Since	Board Term Expiration	Audit	Nominating and Corporate Governance	Compensation	Strategic Review

Keith O. Cowan	A	12/2018	2025		●		●
Benjamin G. Wolff	A	12/2018	2025	●		●	●
Dr. Paul E. Jacobs	A	08/2023	2025
James F. Lynch	B	12/2003	2026
Timothy E. Taylor	B	12/2018	2026				●
William A. Hasler	C	07/2009	2024	●			●
James Monroe III	C	12/2003	2024		●	●
Michael J. Lovett	C	12/2018	2024	●		●

•	Chair	•	Member

6 / Globalstar Proxy Statement 2024

Board of Directors and Corporate Governance /

Keith O. Cowan Age / 68 Director Since / 2018
Mr. Cowan’s extensive experience in the telecommunications industry and global business development provides important insight in the launch and expansion of our products, services and networks. Mr. Cowan has served as a board member of over a dozen private companies, three public companies and numerous not-for-profit and civic organizations.
Mr. Cowan's current and prior experience includes /
•Chief Development Officer of Rivada Networks, Inc. - August 2020 to present
•Chief Executive Officer of Cowan Consulting Corporation LLC - January 2013 to present
•Chief Executive Officer of NVR3 LLC (dba Venadar) - September 2019 to present
•President of Strategic Planning and Corporate Initiatives at Sprint Corporation - July 2007 to January 2013
•Board Member - Aegex Technologies
•Board Member - Phunware, Inc. - January 2019 to November 2022

Benjamin G. Wolff Age / 55 Director Since / 2018
Mr. Wolff provides the Board with strong knowledge and insight into the telecommunications market in the United States and abroad and extensive experience in capital markets transactions. Mr. Wolff has served as a member of the board of directors of various telecom and technology companies.
Mr. Wolff's current and prior experience includes /
•President and CEO of Palladyne AI (formerly Sarcos Technology and Robotics Corporation) - February 2024 to present; also Co-Founder and Board Member (formerly Chairman, President and CEO from 2015 through 2021 and Executive Chairman from 2021 through 2022)
•President of Eagle River Investments - 2004 to 2014
•Co-Founder of Clearwire Corporation (served in various capacities including President, CEO, Co-Chairman and member of the Board of Directors) - 2003 to 2011
•Chief Executive Officer, President and Chairman of Pendrell Corporation (formerly known as ICO Global Communications) - 2009 to 2014

Globalstar Proxy Statement 2024 / 7

/ Board of Directors and Corporate Governance

Dr. Paul E. Jacobs Age / 61 Director Since / 2023
Dr. Jacobs brings insight into the daily operations of Globalstar and management experience to the Board. Dr Jacobs has a track record of innovation-led growth and serves on the board of various technology companies.
Dr. Jacobs' current and prior experience includes /
•CEO of Globalstar - August 2023 to present
•Founder, CEO and Chairman of XCOM Labs (now renamed Virewirx Inc.) - 2018 to present
•Director of Qualcomm - 2005 to 2018 (including Chairman of the Board of Directors from 2009 to 2018 and as Executive Chairman from March 2014 to March 2018)
•CEO of Qualcomm - 2005 to 2014 (and as Group President of Qualcomm Wireless & Internet from 2001 to 2005 and Executive Vice President from 200 to 2005)
•Director of Dropbox, Inc. - April 2016 to present
•Direct of Arm Limited - December 2022 to present

James F. Lynch Age / 66 Director Since / 2003
Mr. Lynch brings extensive financial management experience, especially in the telecom industry, to the Board.
Mr. Lynch's current and prior experience includes /
•Managing Partner of Thermo Capital Partners, L.L.C. - October 2021 to present
•Executive Chairman of FiberLight, LLC - 2017 to 2022 (formerly CEO from 2015 through 2017)
•Chairman of Xspedius Communications, LLC - January 2005 through October 2006 (formerly CEO from August 2005 through March 2006)
•Managing Director at Bear Stearns & Co. - prior to joining Thermo
•Limited Partner of Globalstar Satellite, L.P.

8 / Globalstar Proxy Statement 2024

Board of Directors and Corporate Governance /

Timothy E. Taylor Age / 42 Director Since / 2018
Mr. Taylor brings insight into the daily operations of Globalstar and management experience to the Board.
Mr. Taylor's current and prior experience includes /
•Vice President, Finance, Business Operations and Strategy of Globalstar - 2010 to present
•Partner of The Thermo Companies - 2010 to present
•Associate in the Mergers & Acquisitions Group at Brown Brothers Harriman - prior to joining Globalstar
•Board Member of Birch Investment Partners, LLC, dba Timberland Cabinets - 2017 to present
•Board Member of Thermo Communications Funding - 2014 to present

William A. Hasler Age / 82 Director Since / 2009
Mr. Hasler has an extensive financial background and financial reporting expertise. Due to his financial leadership roles on other public company boards, he is well-suited to be both one of our directors and Chair of our Audit Committee.
Mr. Hasler's current and prior experience includes /
•Co-Chief Executive Officer of Aphton Corp. - 1998 to 2004
•Dean of the Haas School of Business, University of California, Berkeley - 1991 to 1998
•Vice Chairman of KPMG Peat Marwick - 1984 to 1991
•Certified Public Accountant
•Former Director of Aviat Networks, DiTech Networks Corp., Mission West Properties, the Schwab Funds, Selectron Corp., Tousa Inc. and Rubicon Ltd.

Globalstar Proxy Statement 2024 / 9

/ Board of Directors and Corporate Governance

James Monroe III Age / 69 Director Since / 2003
Since 1984, Mr. Monroe has been the majority owner of a diverse group of privately owned businesses that have operated in the fields of telecommunications, real estate, power generation, industrial equipment distribution, financial services and leasing services that are sometimes referred to collectively in this proxy statement as “Thermo.” Mr. Monroe controls, directly or indirectly, various Thermo entities as reflected in the "Security Ownership of Certain Beneficial Owners and Management" table. In addition to being our primary financial sponsor, Mr. Monroe brings his long-term experience in investment, financing and the telecommunications industry to the Board.
Mr. Monroe's current and prior experience includes /
•Executive Chairman (formerly Chairman) of the Board of Globalstar - 2004 to present
•CEO of Globalstar - 2005 through 2009 and from 2011 through 2018

Michael J. Lovett Age / 63 Director Since / 2018
Mr. Lovett brings extensive experience to the Board with a demonstrated track record in the telecommunications industry. Mr. Lovett has served as a member of the board of directors of various public and private companies.
Mr. Lovett's current and prior experience includes /
•Managing Partner of Eagle River Partners LLC - 2012 to present
•CEO and President of Charter Communications (served in various capacities, including COO and Senior Vice President of Operations) - 2003 through 2012
•Advisory Board Member of Afiniti, Ltd. - 2016 to present
•Board Member of Charter Communications - 2010 to 2012
•Board Member of SATMAP Incorporated d/b/a Afiniti - 2012 to 2017
•Board Member of St. Louis Public Broadcasting Nine Network Media - 2011 to 2014

10 / Globalstar Proxy Statement 2024

Board of Directors and Corporate Governance /
Leadership Structure
Dr. Jacobs serves as our Chief Executive Officer, and Mr. Monroe serves as the Executive Chairman of the Board. Our Fifth Amended and Restated Bylaws provide the Board flexibility to appoint one individual as Chief Executive Officer and Chairman of the Board or to separate the roles and appoint an individual for each role. We believe the current separation between Chief Executive Officer and Chairman of the Board provides the Company with the ability to pursue strategic and operational objectives, while also maintaining independent oversight and objective evaluation of the performance of the Company.
Dr. Jacobs was appointed Chief Executive Officer in August 2023 following Mr. Kagan's retirement. Mr. Kagan served as Chief Executive Officer from September 2018 through August 2023 (see Executive Officers on page 21 for more information).
Mr. Monroe dually served as our Chairman and Chief Executive Officer from our initial public offering in November 2006 through September 2018, with the exception of July 2009 through July 2011. During this two-year period, and again in September 2018, the Board, with input from Mr. Monroe, changed our leadership structure with the appointment of a Chief Executive Officer, resulting in split positions for the Chief Executive Officer and Chairman of the Board.
Meetings and Attendance in Meetings
During 2023, the Board held 16 meetings and took action by unanimous written consent four times. Each director serving on the Board in 2023 attended at least 75% of the meetings of the Board and of each committee on which he served in each case during the time he was a director. We do not have a policy regarding director attendance at the Annual Meeting. No members of the Board attended our 2023 Annual Meeting.

Globalstar Proxy Statement 2024 / 11

/ Board of Directors and Corporate Governance
Board Committees
Audit Committee
The current members of the Audit Committee are Messrs. Hasler, Wolff and Lovett. Mr. Hasler serves as Chairman, and the Board has determined that Mr. Hasler is an audit committee financial expert as defined by SEC and NYSE rules.

Audit Committee Meetings in 2023 / Mr. Hasler (Chairman) / Mr. Wolff / Mr. Lovett
The principal functions of the Audit Committee, which are reflected in the committee's charter, include:
•appointing and replacing our independent registered public accounting firm;
•approving all fees and all audit and non-audit services of the independent registered public accounting firm;
•annually reviewing the independence of the independent registered public accounting firm;
•assessing annual audit results;
•periodically reassessing the effectiveness of the independent registered public accounting firm;
•reviewing our financial and accounting policies and our annual and quarterly financial statements;
•reviewing the adequacy and effectiveness of our internal accounting controls and monitoring progress for compliance with Section 404 of the Sarbanes-Oxley Act;
•overseeing our programs for compliance with laws, regulations and company policies;
•approving all related person transactions not otherwise delegated to the Strategic Review Committee;
•considering any requests for waivers from our Code of Conduct for senior executive and financial officers (which waivers would be subject to Board approval); and
•in connection with the foregoing, meeting with our independent registered public accounting firm and financial management.

During 2023, the Audit Committee held four meetings.
The Audit Committee has furnished the following report for inclusion in this proxy statement.
Audit Committee Report for 2023
In addition to other activities, the Audit Committee:
•reviewed and discussed with management the Company’s audited financial statements for 2023;
•discussed with EY, the Company’s independent registered public accounting firm for 2023, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the Commission, including significant accounting policies, management’s judgments and accounting estimates, and EY’s judgments about the quality of the Company’s accounting principles as applied in its financial reporting; and

12 / Globalstar Proxy Statement 2024

Board of Directors and Corporate Governance /
•received the written disclosures and the letter from EY required by the applicable requirements of the PCAOB and the Commission regarding the independent accountant’s communications with the Audit Committee concerning the accountant’s independence from the Company and its subsidiaries, and discussed with EY their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2023 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
William A. Hasler, Chair
Michael J. Lovett
Benjamin G. Wolff
Compensation Committee
The current members of the Compensation Committee are Messrs. Monroe, Wolff, and Lovett. Mr. Monroe serves as Chairman.

Compensation Committee Meetings in 2023 / Mr. Monroe (Chairman) / Mr. Lovett / Mr. Wolff
The principal functions of the Compensation Committee include:
•reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of business strategies and objectives;
•reviewing and recommending to the Board compensation for our chief executive officer and other executive officers; and
•administering our incentive compensation plans, including the 2006 Equity Incentive Plan (the "Plan"), and, in this capacity, approving or recommending to the Board all grants or awards to our directors, executive officers and other eligible participants under these plans.

As indicated above, the Compensation Committee is responsible for approving or recommending to the Board the compensation of each of our executive officers and the review of corporate goals and objectives. Only the Compensation Committee or the Board may grant awards under the Plan to executive officers and directors, or make decisions regarding Plan awards. The Compensation Committee may delegate tasks to a subcommittee for any purpose and with such power and authority as the Compensation Committee deems appropriate from time to time.
The Compensation Committee makes decisions on all components of compensation for all employees of vice president level and above and reviews manager level employees and below for bonus and equity awards based upon input from executive officers in charge of each business unit.
The Compensation Committee meets as often as it determines necessary to discharge its responsibilities. The Committee may hold follow-up conference calls and act by written consent between its meetings. In 2023, the Compensation Committee held five meetings. Unless a later date is specified, the date of grant of any award made by unanimous written consent is the date on which the last consent is received by our Corporate Secretary.

Globalstar Proxy Statement 2024 / 13

/ Board of Directors and Corporate Governance
Under its charter, the Committee has the authority to retain and terminate a compensation consultant. The Company did not retain a consultant for 2023. During 2024, the Company, on behalf of the Compensation Committee, engaged a consultant to evaluate compensation for its named executive officers as well as other vice presidents of the Company.
The Compensation Committee has furnished the following report for inclusion in this proxy statement.
Compensation Committee Report for 2023
The undersigned comprise the members of the Compensation Committee of the Company’s Board of Directors.
The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with the Company’s management. Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
James Monroe III, Chair
Benjamin G. Wolff
Michael J. Lovett
Nominating and Governance Committee
The current members of the Nominating and Governance Committee are Messrs. Cowan and Monroe. Mr. Monroe serves as Chairman.

Nominating and Governance Committee Meetings in 2023 / Mr. Monroe (Chairman) / Mr. Cowan
The principal functions of the Nominating and Governance Committee include:
•identifying and recommending to the Board qualified candidates to fill vacancies on the Board in accordance with the committee's charter;
•recommending to the Board candidates to be nominated for election as directors at annual meetings of stockholders;
•considering stockholder suggestions for nominees for director;
•making recommendations to the Board regarding corporate governance matters and practices;
•reviewing and making recommendations to the Board regarding director compensation; and
•reviewing public policy matters of importance to our stockholders, including oversight of our corporate responsibility program.

The Nominating and Governance Committee met three times in 2023. We do not currently employ an executive search firm, or pay a fee to any other third party, to locate or evaluate qualified candidates for director positions. The Board and the Nominating and Governance Committee believe that the minimum qualifications (whether a candidate is recommended by a stockholder, management or the Board) for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. The Board and the Nominating and

14 / Globalstar Proxy Statement 2024

Board of Directors and Corporate Governance /
Governance Committee are also committed to promoting diversity at the Board level and have recently formalized this commitment by adopting amendments to the charter of the Nominating and Governance Committee to require that the Nominating and Governance Committee, as well as any search firm or consultant it may engage, includes candidates with a diversity of race, ethnicity and gender in the pool from which it selects director candidates. The amended charter is available for review on our website, along with our other committee charters.
The Board has not established formal procedures for stockholders to submit director recommendations; however, such recommendations may be sent by US Postal Service mail to the Globalstar Nominating and Governance Committee, c/o Richard Roberts, Corporate Secretary, 1095 Nimitzview Drive, Suite 201A, Cincinnati, Ohio 45230, or by e-mail to corporate.secretary@globalstar.com, and should be sent by not later than December 31 of the year before the year in which the director candidate is recommended for election. If we were to receive such a recommendation of a candidate from a stockholder, the Nominating and Governance Committee would consider the recommendation in the same manner as all other candidates. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate.
Strategic Review Committee
The current members of the Strategic Review Committee are Messrs. Cowan, Wolff, Taylor and Hasler. Mr. Wolff serves as Chairman.

Strategic Review Committee Meetings in 2023 / Mr. Wolff (Chairman) / Mr. Cowan / Mr. Taylor / Mr. Hasler
The principal functions of the Strategic Review Committee include:
•The Strategic Review Committee ("SRC") is required to remain in existence for as long as Thermo and its affiliates own and its affiliates beneficially own forty-five percent (45%) or more of Globalstar’s outstanding common stock (the “Thermo Minimum Shares”).
•Unless the SRC is prohibited under applicable law from having the power or authority to act on any of the following matters, the SRC has exclusive responsibility for oversight, review, and approval (to the extent permitted by law) or disapproval of the following:
•any acquisition by Thermo of additional newly-issued securities of the Company (other than pursuant to a Permitted Financing (as defined below));
•any extraordinary corporate transaction, such as a merger, reorganization, or liquidation, involving the Company or any of its subsidiaries;
•any sale or transfer of a material amount of assets of the Company or any sale or transfer of assets of any of the Company’s subsidiaries which are material to the Company;
•any change in the Board, including any plans or proposals to change the number or term of directors, other than nominations for election or reelection to the Board (except nominations for election or reelection of Minority Directors (as defined below) in connection with the end of a term of a Minority Director) and nominations and appointments of individuals to fill vacancies or newly created directorships (except nominations and appointments to fill vacancies of Minority Director seats);

Globalstar Proxy Statement 2024 / 15

/ Board of Directors and Corporate Governance

•any material change in the present capitalization or dividend policy of the Company (other than pursuant to a Permitted Financing, a Debt Conversion, or an Option Conversion);
•any other material changes in the Company’s lines of business or corporate structure (other than pursuant to a Permitted Financing, a Debt Conversion, or an Option Conversion); and
•any transaction between the Company and one or more of the Thermo stockholders that has a value (as determined in good faith by the Strategic Review Committee) in excess of $250,000, except for any Permitted Financing, any Debt Conversion, any Option Conversion, and certain other matters.
•For as long as Thermo and its affiliates own the Thermo Minimum Shares, to the extent that any of the foregoing matters, or any matter set forth in the charter of the Strategic Review Committee, requires approval of the full Board under applicable law, the Company does not have the power to take such action unless such action is approved by the Board only after it is recommended to the Board by the Strategic Review Committee.
•Certain enumerated transactions are not subject to Strategic Review Committee review, including a financing that includes participation by one or more of the Thermo stockholders on terms equal (as determined in good faith by the Board) to other parties (a “Permitted Financing”).

The Strategic Review Committee met three times and took action by unanimous written consent one time in 2023. The Strategic Review Committee requires the affirmative vote of a majority of its authorized number of members (regardless of vacancies thereon) in order to take action at a meeting. To the extent the Strategic Review Committee fails to obtain such vote on any particular matter of business before it, the Strategic Review Committee consults with the Board until such vote is obtained or the matter is otherwise resolved and abandoned. In the event the Strategic Review Committee cannot obtain such vote for any single nominee for Minority Director, then the Strategic Review Committee shall nominate two such nominees for each Minority Director seat subject to election. The members of the Strategic Review Committee who are Minority Directors shall each have three votes with respect to one nominee for Minority Director and the members of the Strategic Review Committee who are not Minority Directors shall each have three votes with respect to the other nominee for Minority Director. The Strategic Review Committee may nominate and include on the annual or special meeting proxy card two candidates for a Minority Director seat.
Communicating with the Board of Directors or with Individual Directors
The Board has adopted a process for our stockholders and any other interested parties to send communications to the Board or any management or non-management director. Correspondence should be addressed to the Board or any individual director(s) or group or committee of directors either by name or title. All correspondence of this nature should be sent c/o Corporate Secretary to us by US Postal Service mail at 1095 Nimitzview Drive, Suite 201A, Cincinnati, Ohio 45230.
All communications received as set forth in the preceding paragraph will be opened by the office of the Secretary for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of promotion of a product or service, advertising, or patently offensive will be forwarded promptly to the addressee(s), but any communication also will be available to any director who requests it.

16 / Globalstar Proxy Statement 2024

Board of Directors and Corporate Governance /

Election of Directors
Upon recommendation of the Nominating and Governance Committee, the Board has nominated
/ William A. Hasler
/ James Monroe III

for election as Class C Directors at the Annual Meeting. The nominations rest, in part, on each nominee’s diverse business experience, qualifications, skills and attributes described above. Each of these nominees has consented to being named in this proxy statement and has agreed to serve if elected. If you elect them, they will hold office until the annual meeting to be held in 2027 or until their successors have been elected and qualified. The Board is not aware of any reason why any nominee would be unable to serve as a director if elected. If prior to the Annual Meeting either nominee should become unable to serve as a director, the management proxies may vote for another nominee proposed by the Board, although proxies may not be voted for more than two nominees. If any director resigns, dies or is otherwise unable to serve out his term, or if the Board increases the number of directors, the Board may fill the vacancy for the balance of that director’s term; provided that, for any vacancies left by Minority Directors, candidates for director must be nominated by the Strategic Review Committee. Under our Bylaws, only the Board may fill vacancies on the Board.
Our Certificate of Incorporation and Bylaws provide that so long as Thermo beneficially owns at least 45% of the Company’s outstanding Common Stock, two of the seven members of the Company’s Board of Directors (the “Minority Directors”) will be elected by the vote of a plurality of the holders of the Company’s Common Stock other than Thermo (the “Independent Stockholders”), and that candidates for election as Minority Directors are to be nominated by the Strategic Review Committee. Keith O. Cowan and Benjamin G. Wolff have been nominated for election as Class A Directors at the 2022 Annual Meeting and both directors qualify as Minority Directors under our Certificate of Incorporation.
Vote Required to Elect Directors
The two nominees who receive the highest number of votes cast by stockholders eligible to vote (a plurality) will be elected as directors. There is no provision under our Certificate of Incorporation or Bylaws for cumulative voting in the election of directors. If you do not vote for a particular nominee, or if you indicate “against” to vote for a particular nominee, your vote will not count “for” the nominee. “Abstentions” and “broker non-votes” will not count as a vote cast with respect to that nominee’s election. However, as described under “Quorum Requirement” above on page 3, in these cases your vote will be counted for purposes of determining the existence of a quorum.

Proposal One / The Board recommends that stockholders vote FOR the election of the two Class C director nominees.

Globalstar Proxy Statement 2024 / 17

/ Board of Directors and Corporate Governance
Compensation of Directors
The table below reflects compensation paid to our directors during 2023. Dr. Jacobs was appointed to the Company's Board of Directors in August 2023; accordingly his compensation paid during the year reflects a partial year of service.

Name	Fees Earned or Paid in Cash	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)

James Monroe III(2)	50,000	50,000	75,000	—	175,000
Dr. Paul E. Jacobs(4)	12,500	—	—	—	12,500
James F. Lynch(2)	50,000	50,000	75,000	—	175,000
William A. Hasler(2)(3)	50,000	101,000	75,000	—	226,000
Keith O. Cowan(2)(3)	50,000	101,000	75,000	—	226,000
Benjamin G. Wolff(2)(3)	50,000	101,000	75,000	—	226,000
Michael J. Lovett(2)	50,000	50,000	75,000	—	175,000
Timothy E. Taylor(2)(3)(4)	50,000	101,000	75,000	—	226,000
1.Represents the aggregate grant date fair value computed consistent with FASB ASC Topic 718. For further discussion of our accounting policies for stock-based compensation and assumptions used in calculating the grant date fair value of stock-based compensation awards, see Note 15 to the Consolidated Financial Statements in our 2023 Annual Report on Form 10-K. The actual amount of compensation realized, if any, for option awards may differ from the amounts presented in the table.
2.On January 3, 2023, we granted options to purchase 100,000 shares of common stock with a grant date fair value of $0.75 per share and 38,462 restricted stock awards with a grant date fair value of $1.30 per share. The options to purchase shares of common stock vest in one-third increments over a three-year period and the restricted stock awards vest over a one-year period.
3.On May 10, 2023, we granted 50,000 restricted stock awards that had a grant date fair value of $1.02 per share and vest over a one-year period.
4.Dr. Jacobs and Mr. Taylor also received compensation during 2023 for services as a CEO and Vice President, respectively, of the Company. This compensation is not reflected in the table above. Dr. Jacobs compensation as CEO is reflected in the Summary Compensation Table.

18 / Globalstar Proxy Statement 2024

Audit Matters /
Audit Matters

Ratification of Independent Registered Public Accounting Firm
The Board desires to obtain from the stockholders an indication of their approval or disapproval of the appointment by the Audit Committee of Ernst & Young LLP ("EY") as our independent registered public accounting firm for 2024.
EY has served as our independent registered public accounting firm beginning with the audit of the year ended December 31, 2020. We have been informed that neither EY nor any of its partners has any direct financial interest or any material indirect financial interest in Globalstar and during the past three years has not had any connection therewith in the capacity of promoter, underwriter, director, officer or employee.
One or more representatives of EY will be present, either in person or by telephone, at the Annual Meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
If the resolution is defeated, the adverse vote will be considered a direction to the Audit Committee to select another independent registered public accounting firm for 2025. The appointment for the year 2024 will be permitted to stand unless the Audit Committee becomes aware of other reasons for changing independent registered public accounting firms other than at the end of a fiscal year.
Vote Required to Ratify the Appointment of EY
The affirmative vote of the holders of a majority of the shares of common stock represented, in person or by proxy, and entitled to vote at the meeting is required to ratify the appointment of EY.

Proposal Two / The Board recommends that stockholders vote FOR ratification of the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2024.

Globalstar Proxy Statement 2024 / 19

/ Audit Matters
Independent Registered Public Accounting Firm Fees
The table below presents fees for professional audit and other services rendered by EY for the fiscal years ended December 31, 2023 and 2022.

	Year Ended December 31,
	2023	2022

Audit Fees(1)	$1,180,157	$1,017,665
Audit-Related Fees(2)	—	20,000
Tax Fees(3)	488,211	537,191
Total	$1,668,368	$1,574,856
1.Fees for audit services billed related to the audits of our annual financial statements as well as other filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements.
2.Fees for audit-related services primarily included agreed-upon procedures required to comply with the terms of our facility agreement, which was fully paid off in March 2023.
3.Fees for tax compliance, tax advice and tax planning services. These fees also included consulting services related to international logistics and indirect taxes (including value-added-tax and goods and services tax) levied by various countries around the world.
Policy on Pre-Approval Process of Audit and Permissible Non-Audit Services
The Audit Committee pre-approves all audit and permissible non-audit services to be provided by the independent registered public accountants. Non-audit services may include audit-related services, tax services and other services not prohibited by SEC rules on auditor independence. Pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent auditors report periodically to the Audit Committee regarding the extent of services they provided in accordance with the Committee’s pre-approvals and the fees for services performed to date. In 2023, the Audit Committee’s pre-approval requirement was not waived for any fees or services.

20 / Globalstar Proxy Statement 2024

Executive Officers and Compensation /
Executive Officers and Compensation
Executive Officers
The current executive officers of the Company are James Monroe III, Executive Chairman; Dr. Paul E. Jacobs, Chief Executive Officer; Rebecca S. Clary, Vice President and Chief Financial Officer; and L. Barbee Ponder IV, Vice President of Regulatory Affairs and General Counsel. Mr. Kagan retired from the position of Chief Executive Officer in August 2023. Information about Mr. Monroe is given above under “Board of Directors and Corporate Governance.”
Dr. Paul E. Jacobs, age 61, has been our Chief Executive Officer since August 2023. Prior to joining Globalstar, Dr. Jacobs served as Chairman and CEO of XCOM Labs, now Virewirx, since founding it in 2018. He served as CEO of Qualcomm from 2005 to 2014 and as a director of Qualcomm from 2005 to 2018, including as Chairman of the board of directors from 2009 to 2018 and as Executive Chairman from 2014 to 2018.
Rebecca S. Clary, age 45, has been our Vice President and Chief Financial Officer since August 2014. She served as our Chief Accounting Officer from January 2013 to August 2014 and as Corporate Controller from June 2011 to January 2013. Prior to joining Globalstar, she was with PricewaterhouseCoopers LLP in its U.S. Audit and Assurance Services Practice. Ms. Clary is a Certified Public Accountant.
L. Barbee Ponder IV, age 57, has been our General Counsel and Vice President of Regulatory Affairs since July 2010. He owned and operated a private company with timber, sand and gravel, and oil and gas interests from 2005 to July 2010. Mr. Ponder served in various regulatory counsel positions for BellSouth Corporation from 1996 to 2005. Prior to joining BellSouth, Mr. Ponder practiced with the Jones Walker law firm in New Orleans, where he specialized in commercial litigation including class action defense.
The Company does not believe any of its other personnel are “executive officers” as the term is defined in the applicable rules of the Commission. Accordingly, the Company’s discussion of its named executive officers is limited to Messrs Monroe, Jacobs, Kagan and Ponder and Ms. Clary.
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis (CD&A) should be read in conjunction with the compensation tables beginning on page 25. Our named executive officers for 2023 were:
•James Monroe III, Executive Chairman
•Dr. Paul E. Jacobs, Chief Executive Officer
•Rebecca S. Clary, Vice President and Chief Financial Officer
•L. Barbee Ponder IV, General Counsel and Vice President of Regulatory Affairs
•David B. Kagan, Former Chief Executive Officer

Globalstar Proxy Statement 2024 / 21

/ Executive Officers and Compensation
Overview
Our compensation program for executive officers is intended to:
•provide each officer with a conservative base salary; and
•create an incentive for retention and achievement of our long-term business goals using a sizable, multi-year stock or option bonus program.
The Compensation Committee is responsible for evaluating the performance of, and reviewing and approving all compensation paid to, our executive officers, including those executive officers named on the Summary Compensation Table (the “named executive officers”). To preserve the exemption from short swing liability under Section 16(b) of the Securities Exchange Act of 1934, the Board approves equity awards to all executive officers and directors.
Results of Say-on-Pay Vote and Say-on-Frequency Vote
Every six years we are required to provide our stockholders with the opportunity to provide a non-binding advisory vote on the frequency with which stockholders will be provided an advisory vote on executive compensation. At our 2023 Annual Meeting, 87% of the stockholders voted to approve the frequency with which stockholders will be provided an advisory vote on executive compensation.
The frequency with which stockholders approve the compensation of our named executive officers is three years. At our 2023 Annual Meeting, the stockholders provided an advisory vote on executive compensation, and 99% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers. The Compensation Committee believes that the result of the advisory vote is valuable in assessing its compensation decisions and considered the vote in reviewing and evaluating its executive compensation programs. The Compensation Committee also considered numerous other factors in evaluating the Company’s executive compensation programs as discussed in this Proxy Statement, including its desire to continue to enhance the alignment of our named executive officers’ interests with those of our shareholders.

While each of these factors (among other things) informed the Committee’s decisions regarding the named executive officers’ compensation, the Compensation Committee did not implement any changes to the Company’s executive compensation programs as a result of the shareholder advisory vote. The next stockholder advisory vote on executive compensation will be in 2026.
Compensation Philosophy
Our goal is to create performance-based compensation that motivates management to increase stockholder value. Our current Executive Chairman receives compensation described under “Compensation of Directors,” above for his services as a director. We compensate our other senior executive officers with a conservative base salary and incentivize them to remain with us through stock-based compensation and discretionary bonuses (which may be paid in cash or stock). The Compensation Committee has not independently reviewed peer group or other market data in setting base salaries or incentive compensation for senior executives. Because our compensation programs are limited, we do not have policies regarding the allocation of compensation between short and long-term or cash and non-cash.
We do not believe that our compensation policies or practices are reasonably likely to have a material effect on us, due in part to the structure of our compensation programs and risk mitigation provided by Board and, where appropriate, Strategic Review Committee oversight of significant business decisions.
Elements of Compensation
The principal elements of our compensation for the named executive officers are base salary, discretionary bonus, and the opportunity to receive equity-based compensation pursuant to the Amended and Restated 2006 Equity Incentive Plan through time or incentive based awards under our annual bonus plan.

22 / Globalstar Proxy Statement 2024

Executive Officers and Compensation /
Base Salaries. We have established base salaries according to each named executive officer’s position, responsibilities and performance. All executive officers are at-will employees.
Stock Grants. In December 2023, the Committee granted restricted stock awards of 120,000 shares to each of Ms. Clary and Mr. Ponder which vest one-third in December 2023, and the remaining two-thirds vest annually over a two-year period from the grant date and are designed to recognize performance and to encourage retention. See the 2023 Grants of Plan-Based Awards table for additional information.
Terrestrial Spectrum Authority Stock Grants. Mr. Ponder may be granted restricted stock awards based on the Company's attainment of certain international terrestrial spectrum authorities around the world. In March 2023, Mr. Ponder was granted 80,000 shares upon the Company's receipt of terrestrial spectrum authority in one country.
Market-Based Stock Awards. In connection with his appointment to Chief Executive Officer, Dr. Jacobs received 40.42 million performance-based restricted stock awards which vest at any time during a four-year period from the date of grant based on the achievement of certain sustained stock price targets between $2.00 and $10.00. No portion of this grant vested during 2023.
Bonus Plan. The Company has an annual bonus plan designed to reward designated key employees' (including the named executive officers) efforts to meet and exceed the Company's financial performance goals for the designated calendar year. The bonus pool available for distribution is determined based on the Company's Adjusted EBITDA performance during that year. The bonus may be paid in cash or the Company's common stock, as determined by the Compensation Committee. For the 2023 plan year, the aggregate amount that could have been distributed under the pool was $1.6 million if the Company's Adjusted EBITDA for the plan year had been $108.4 million. For each 1% of Adjusted EBITDA above or below this plan year target Adjusted EBITDA, adjustments are made to either increase or decrease the distribution. The Company's Adjusted EBITDA for purposes of the 2023 bonus plan was $116.7 million, which resulted in a total bonus distribution of approximately $1.7 million. Each participant's award was determined at the discretion of the Compensation Committee. In March 2024, Dr. Jacobs, Ms. Clary, and Mr. Ponder received shares worth $170,000, $145,000, and $100,000, respectively. A similar plan is in place for 2024.
In the event the Company's financial statements are restated or otherwise adjusted, resulting in a reduction to Adjusted EBITDA, then participants who have received distributions under the bonus plan in excess of the amounts they would have been entitled to receive, shall be liable to repay such excess to the Company.
All Other Compensation. We contribute $0.50 for each $1.00 contributed to our 401(k) plan by all U.S. employees, up to 6% of the employee’s base salary. We also provide limited perquisites to named executive officers consisting primarily of premiums for term life insurance policies.
Deductibility of Compensation. Section 162(m) of the Internal Revenue Code prohibits us from taking an income tax deduction for any compensation in excess of $1 million per year paid to certain covered employees. Prior law defined a covered employee as the chief executive officer and the three most-highly compensated executive officers. The Tax Cuts and Jobs Act (the "Act") revised the definition of a covered employee under Section 162(m) to include both the CEO and CFO along with the three most-highly compensated executive officers for the tax year. The Act repealed the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code, which is not expected to have a material impact on the Company.
Hedging Policy
It is the Company’s policy that its directors, officers, employees, contract employees, consultants, and agents may not engage in hedging activities with respect to the Company’s securities at any time. Such activities include short sales (a sale of securities that are not owned by the seller at the time of the sale), including short sales against the box; buying or selling puts or calls; and frequent trading (for example, daily or weekly) to take advantage of fluctuations in stock prices.
Insider Trading Policy and Timing of Equity Awards

Globalstar Proxy Statement 2024 / 23

/ Executive Officers and Compensation
The Company has an insider trading policy applicable to all directors, officers, employees, contract employees, consultants, and agents ("Covered Individuals"). The policy prohibits any Covered Individual, as well as any family member of any Covered Individual, from engaging in transactions involving the purchase or sale of the Company’s securities while such person has access to material nonpublic information, as well as from trading in the securities of other companies in breach of a fiduciary duty or other relationship of trust and confidence while in possession of material nonpublic information about such company or its securities.
Generally our Board of Directors or Compensation Committee does not approve grants of such awards during a blackout period and does not take material nonpublic information into account when determining the timing and terms of such an award. Further, we do not have a policy or practice of timing the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Our Board of Directors or Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information and the timing of filings of material nonpublic information is not based on equity award grant dates.
Clawback Policy
In accordance with SEC Rule 10D-1 and NYSE rules, the Board adopted a clawback policy effective on October 2, 2023 (the "Clawback Policy"). The Clawback Policy provides for the recovery of erroneously awarded compensation paid to the Company's executive officers in the event of a restatement of the Company's financial statements. The Clawback Policy also permits our Board to recoup certain incentive compensation paid to an executive officer who has engaged in certain improper misconduct or was awarded compensation, for other than Company performance, achieved without merit, as described in the Clawback Policy.

24 / Globalstar Proxy Statement 2024

Executive Officers and Compensation /
2023 Summary Compensation Table
The table below summarizes for 2023, 2022 and 2021 the compensation of our current principal executive officer, principal financial officer and other executive officers required to be included under SEC rules (collectively referred to as the “named executive officers”).
In August 2023, Mr. Kagan retired as Chief Executive Officer, and Dr. Jacobs was appointed his successor upon effectiveness of his retirement. Accordingly, the compensation data for both Dr. Jacobs and Mr. Kagan reflects the fact that each of them served at the Company for only a portion of 2023.
Mr. Monroe did not receive any compensation during 2021 through 2023 for his service as an executive officer of the Company; therefore, he is not included in the table below. During the periods presented, the Company did not grant option awards or non-equity incentive plan compensation. The Company does not have a pension plan or non-qualified deferred compensation plan.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Dr. Paul E. Jacobs Chief Executive Officer	2023	142,308	—	36,075,405	3,749	36,221,462
Rebecca S. Clary Vice President and Chief Financial Officer	2023	314,155	—	321,401	56,909	692,465
	2022	330,690	7,000	1,565,401	7,971	1,911,062
	2021	313,719	100,000	165,600	9,153	588,472
L. Barbee Ponder IV General Counsel and Vice President of Regulatory Affairs	2023	311,086	—	369,200	54,414	734,700
	2022	342,481	7,000	1,264,400	4,133	1,618,014
	2021	330,889	—	267,200	5,144	603,233
David B. Kagan Former Chief Executive Officer	2023	345,338	—	1,131,681	80,196	1,557,215
	2022	546,897	—	1,330,400	14,870	1,892,167
	2021	543,225	150,000	165,600	13,172	871,997
1.Represents the aggregate grant date fair value computed consistent with FASB ASC Topic 718. The fair value of performance-based vesting conditions reflects the fair value of the award at the grant date based on the probable outcome of the performance condition. For further discussion of our accounting policies for stock-based compensation and assumptions used in calculating the grant date fair value of stock-based compensation awards, see Note 15 to the Consolidated Financial Statements in our 2023 Annual Report on Form 10-K. The actual amount of compensation realized, if any, for option awards may differ from the amounts presented in the table.
Each of the named executive officers, excluding Mr. Monroe and Mr. Kagan, earned a bonus related to the 2023 financial performance of Globalstar. As disclosed in the Compensation, Discussion and Analysis section above, these bonuses were paid in the form of Globalstar stock in March 2024 and are included in the Stock Awards columns above.
The fair value of the market-based awards granted to Dr. Jacobs was calculated in accordance with ASC 718 using a Monte Carlo simulation model and assume all stock price targets are achieved during the vesting period.
Upon Mr. Kagan's retirement in August 2023, the Company accelerated the vesting of all unvested restricted stock awards. The incremental fair value of the modified awards as calculated in accordance with ASC 718 was $1.1 million and is reflected in the Stock Awards column above.

Globalstar Proxy Statement 2024 / 25

/ Executive Officers and Compensation
2.Consists of matching contributions to 401(k) Plan and life insurance premiums. All Other Compensation also includes $45,516 and $45,550, respectively, of one-time vacation payouts for Ms. Clary and Mr. Ponder resulting from the Company's change in vacation policy for NEO's during 2023, and $67,022 for Mr. Kagan's vacation payout upon retirement in 2023.

26 / Globalstar Proxy Statement 2024

Executive Officers and Compensation /
Equity Compensation
The following table sets forth certain information with respect to each equity award and award opportunity issued to the named executive officers during 2023. All equity awards are granted pursuant to our 2006 Equity Incentive Plan. See “Compensation, Discussion and Analysis - Elements of Compensation” for an explanation of the terms of these awards. In connection with his service as an executive officer of the Company, Mr. Monroe did not receive equity awards during 2023 and is not included in the table below. None of the named executive officers have grants of non-equity incentive plan awards.
2023 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plans: Maximum	All Other Stock Awards: Number of Shares of Stock Or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Dr. Paul E. Jacobs	9/25/2023	40,419,047	—	—	—	35,905,404	(1)
Rebecca S. Clary	3/6/2023	—	68,966	—	—	80,000	(2)
	12/7/2023	—	120,000	—	—	176,400	(3)
L. Barbee Ponder IV	3/6/2023	—	55,172	—	—	64,000	(2)
	3/6/2023	—	80,000	—	—	92,800	(4)
	12/7/2023	—	120,000	—	—	176,400	(3)
David B. Kagan	3/6/2023	—	103,448	—	—	120,000	(2)
1.The grant date fair value per share on September 25, 2023 was $0.89 and computed using a Monte Carlo simulation model with a derived service period of 2.6 years. Restricted stock units which vest at any time during a four-year period from the date of grant based on the achievement of certain sustained stock price targets between $2.00 and $10.00. The RSUs vest in tranches upon Globalstar's common stock achieving the following price thresholds based on the 60-day weighted average closing price per share (the "Price"): (i) 1,500,000 will vest when the Price is $2.00; (ii) 2,800,000 will vest when the Price is $2.50; (iii) 8,333,333 will vest when the Price is $3.00; (iv) 2,857,143 will vest when the Price is $3.50; (v) 6,250,000 will vest when the Price is $4.00; (vi) 2,222,222 will vest when the Price is $4.50; (vii) 10,000,000 will vest when the Price is $5.00; (viii) 1,666,667 will vest when the Price is $6.00; (ix) 1,428,571 will vest when the Price is $7.00; (x) 1,250,000 will vest when the Price is $8.00; (xi) 1,111,111 will vest when the Price is $9.00; and (xii) 1,000,000 will vest when the Price is $10.00.
2.The Company's stock price on the date of the grant was $1.16. Represents bonus payments earned related to 2022 performance and granted in the form of restricted stock awards in March 2023. Awards vested immediately.
3.Restricted Stock Award granted pursuant to our 2006 Equity Incentive Plan. The Company's stock price on the date of the grant was $1.47. Awards vest one-third on grant date, one-third in December 2024, and one-third in December 2025.
4.Restricted Stock Award granted pursuant to our 2006 Equity Incentive Plan. The Company's stock price on the date of the grant was $1.16. Awards vested immediately.

Globalstar Proxy Statement 2024 / 27

/ Executive Officers and Compensation
Outstanding Equity Awards at 2023 Fiscal Year-End
The following table reports, on an award-by-award basis, each outstanding equity award held by the named executive officers on December 31, 2023. We generally do not permit executive officers to transfer awards prior to the vesting date, and no transfers were permitted during 2023. In connection with his service as an executive officer of the Company, Mr. Monroe does not have any outstanding equity awards at 2023 fiscal year-end and is not included in the table below.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)

Dr. Paul E. Jacobs(3)	9/25/2023	—	—	—	—	—	—	40,419,047	78,412,951
Rebecca S. Clary	8/27/2014	40,000	—	3.99	8/27/2024	0	0	—	—
	12/12/2014	40,000	—	2.58	12/12/2024	0	0	—	—
	11/15/2022	—	—	—	—	500,000	970,000	—	—
	12/6/2022	—	—	—	—	40,008	77,616	—	—
	12/7/2023	—	—	—	—	80,004	155,208	—	—
L. Barbee Ponder IV	12/12/2014	40,000	—	2.58	12/12/2024	—	—	—	—
	11/15/2022					300,000	582,000
	12/6/2022	—	—	—	—	40,008	77,616	—	—
	12/7/2023	—	—	—	—	80,004	155,208	—	—
David B. Kagan(4)	1/13/2016	250,000	—	1.21	3/8/2024	—	—	—	—
1.Market value for shares of unvested restricted stock and unearned equity-based incentive plan holdings is equal to the product of the closing market price of the Company’s stock at December 31, 2023 of $1.94 and the number of unvested restricted shares or units of stock or the number of unearned equity-based incentive plan awards, as applicable.
2.Awards are granted pursuant to our 2006 Equity Incentive Plan and vest over different periods. Refer to table above "2023 Grants of Plan-Based Awards" for vesting terms of all options and stock awards granted during 2023.
3.All amounts in the table above consist of restricted stock units which may vest at any time during a four-year period from the date of grant based on the achievement of certain sustained stock price targets between $2.00 and $10.00. Refer to table above “2023 Grants of Plan-Based Awards” for vesting terms of stock awards granted during 2023.
4.Stock options outstanding for Mr. Kagan expired March 8, 2024, which was three months after his consulting period ended on December 8, 2023.

28 / Globalstar Proxy Statement 2024

Executive Officers and Compensation /
2023 Option Exercises and Stock Vested
The following table sets forth certain information regarding stock awards that vested during 2023 for the named executive officers. In connection with his service as an executive officer of the Company, Dr. Jacobs and Mr. Monroe did not exercise any options or have any restricted stock vest during 2023; therefore, they are not included in the table below.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)

Rebecca S. Clary	—	—	245,633	334,768
L. Barbee Ponder IV	—	—	328,506	434,734
David B. Kagan(3)	—	—	2,296,794	2,918,283
1.The value realized upon exercise represents the excess of the market price of the underlying securities on the date of exercise and the exercise price of the options.
2.The aggregate market value realized upon the vesting of restricted stock awards represents the aggregate market value of Globalstar common stock on the vesting date, which was determined using the closing price on the vesting date, or if such day is a weekend or holiday, on the immediately preceding trading day.
3.Upon Mr. Kagan's retirement in August 2023, the Company accelerated the vesting of all unvested restricted stock awards.
Payments Upon Termination or Change in Control
Jacobs Employment Agreement
Dr. Jacobs is employed under an amended and restated employment agreement between Globalstar and Dr. Jacobs. There is no termination date in the agreement, and employment may be terminated by the Company or Dr. Jacobs under customary circumstances. The employment agreement provides for payment of base salary and an initial equity grant (as discussed in Compensation, Discussion and Analysis above) as well as the ability to earn an annual bonus. Dr. Jacobs is also entitled to participate in the Company's benefit plans. Upon termination of employment, Dr. Jacobs shall be entitled to receive all earned but unpaid base salary, vested benefits, and any unpaid business expenses. Upon certain termination conditions, not including a change of control, unvested restricted stock units may continue to vest for a period of two years. Upon termination in connection with a change of control, Dr. Jacobs will receive a final measurement treatment of any vested restricted stock units, meaning that the vesting of Dr. Jacobs’ restricted stock units will be measured based on the stock price vesting requirements at the time of the change of control, and all restricted stock units that remain unvested after this measurement will be forfeited.
Payments Upon Termination or Change of Control: Dr. Jacobs, Ms. Clary and Mr. Ponder
Other than agreements with respect to compensation, we have not entered into employment agreements with our executive officers, and other than Dr. Jacobs, including Ms. Clary or Mr. Ponder. Voluntary termination of employment or retirement would not result in any payments to Ms. Clary and Mr. Ponder beyond the amounts each would be entitled to receive under our retirement plan. We pay life insurance premiums for all U.S.-based employees that will be paid (based on a multiple of salary) to the employee’s beneficiary upon death.
Severance payments may be paid to eligible U.S.-based employees if an employee is terminated due to a reduction in workforce and upon the employee’s execution of a release of claims. Under this plan, Ms. Clary and Mr. Ponder would receive a lump sum payment equal to six to eight weeks' base salary. Other severance, if any, is determined at the time of dismissal and is subject to negotiation.

Globalstar Proxy Statement 2024 / 29

/ Executive Officers and Compensation
Under the Plan, if a participant dies, becomes disabled or is terminated for cause, unvested awards are forfeited. For vested option awards, the participant or his survivor generally has 12 months to exercise. If a participant is terminated for cause, all unexercised vested options also are forfeited. If a change in control occurs, any unvested options or restricted shares outstanding would vest immediately. A change in control occurs upon: (1) a person or group (other than us, an existing controlling stockholder, or a trustee for an employee benefit plan) acquiring beneficial ownership of 50% or more of the voting power in the election of directors; (2) upon merger or consolidation; (3) a sale of all or substantially all of our assets; or (4) the sale or exchange by the stockholders of more than 50% of our voting stock; provided however, that a change in control is not deemed to have occurred if the majority of the board of directors of the surviving company is comprised of our directors. The Compensation Committee, in its discretion, also may take other actions to provide for the acceleration of the exercisability or vesting of other awards under the Plan prior to, upon or following a change in control.
The following table shows the amount of potential payments to the current named executive officers under the listed events, based on the assumption that the triggering event took place on December 31, 2023. In connection with his service as an executive officer of the Company, Mr. Monroe did not receive any compensation nor does Mr. Monroe have any outstanding equity awards at 2023 fiscal year-end, and therefore he is not reflected in the table below. There are no unvested stock options for Messrs. Jacobs and Ponder or Ms. Clary, and therefore amounts are not reflected in the table below. Mr. Kagan was no longer subject to termination or death benefits and is not reflected in the table below.

	Dr. Jacobs	Ms. Clary	Mr. Ponder	Mr. Kagan

Death
Insurance proceeds	$700,000	$628,310	$622,172	$—
Termination – Reduction in Workforce
Severance	$57,692	$48,332	$47,859	$—
Change in Control
Immediate Vesting of Unvested Restricted Stock Awards	$78,412,951	$1,202,823	$814,823	$—
Retirement
Accelerated Vesting of Unvested Restricted Stock Awards	$—	$—	$—	$1,131,681

Equity Compensation Plan Information
The following table provides information as of December 31, 2023 regarding the number of shares of Common Stock that may be issued under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

30 / Globalstar Proxy Statement 2024

Executive Officers and Compensation /

Equity compensation plans approved by security holders	57,539,129	(1)	$1.24	(2)	—	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	57,539,129	(1)	$1.24	(2)	—	(3)
1.Consists of unvested restricted stock awards, unvested restricted stock units and unexercised stock options. Also includes 40.4 million unvested restricted stock units that may vest upon achievement of sustained stock price targets between $2.00 and $10.00 over a four-year period.
2.Restricted stock awards and restricted stock units do not have an exercise price; therefore, this column only reflects the weighted-average exercise price of outstanding stock options.
3.As of December 31, 2023, there were no remaining shares of common stock reserved for future issuance under our 2006 Equity Incentive Plan. In March 2024, our board of directors authorized an additional 37.6 million shares to be reserved for future issuance under our 2006 Equity Incentive Plan. 6.4 million shares remain available for issuance under our ESPP as of December 31, 2023.

Globalstar Proxy Statement 2024 / 31

/ Executive Officers and Compensation
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how we align executive compensation with the Company's performance, refer to "Executive Officers and Compensation - Compensation Discussion and Analysis."

Year	Summary compensation table total for PEO(1)		Compensation actually paid to PEO(2)		Average summary compensation table total for non-PEO NEOs(3)	Average compensation actually paid to non-PEO NEOs(4)	Value of initial fixed $100 investment based on:		Net Loss(7)	Adjusted EBITDA(8)
							Total shareholder return (TSR)(5)	Peer group TSR(6)
	David B. Kagan	Dr. Paul E. Jacobs	David B. Kagan	Dr. Paul E. Jacobs

2023	$1,557,215	$36,221,461	$507,156	$54,143,331	$713,583	$939,058	$373.08	$107.36	$(24,718,000)	$116,717,000
2022	$1,892,166	$—	$1,250,965	$—	$1,764,537	$1,277,946	$255.77	$95.61	$(256,915,000)	$57,396,000
2021	$871,997	$—	$4,318,956	$—	$595,857	$952,036	$223.08	$127.87	$(112,625,000)	$38,711,000
2020	$727,937	$—	$145,209	$—	$580,343	$375,332	$65.38	$122.04	$(109,639,000)	$42,158,000
1.Dr. Paul E. Jacobs became our Chief Executive Officer in August 2023. David B. Kagan was our Chief Executive Officer from September 2018 through August 2023. The dollar amounts reported are the amounts of total compensation reported for Dr. Jacobs and Mr. Kagan for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to Executive Compensation – Summary Compensation Table.
2.The dollar amounts reported represent the amount of “compensation actually paid” to Dr. Jacobs and Mr. Kagan, as calculated in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned or paid to Dr. Jacobs and Mr. Kagan during the applicable year. These amounts reflect the Summary Compensation Table Total with certain adjustments as described below. Neither Dr. Jacobs nor Mr. Kagan have pension benefits; therefore, columns reporting Change in Actuarial Value of Pension Benefits and Pension Benefit Adjustments are omitted. Dr. Jacobs was appointed as Chief Executive Officer in August 2023; accordingly amounts prior to 2023 are not shown below.

Year	Summary compensation table total for Dr. Paul E. Jacobs	Reported Value of Equity Awards for Dr. Paul E. Jacobs(a)	Equity Award Adjustments for Dr. Paul E. Jacobs(b)	Compensation actually paid to Dr. Paul E. Jacobs

2023	$36,221,461	$36,075,405	$53,997,274	$54,143,331

Year	Summary compensation table total for David B. Kagan	Reported Value of Equity Awards for David B. Kagan(a)	Equity Award Adjustments for David B. Kagan(b)	Compensation actually paid to David B. Kagan

2023	$1,557,215	$1,131,681	$81,622	$507,156
2022	$1,892,166	$1,330,400	$689,199	$1,250,965
2021	$871,997	$165,600	$3,612,559	$4,318,956
2020	$727,937	$182,359	$(400,369)	$145,209
a.The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

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Executive Officers and Compensation /
b.The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following to the extent applicable: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; and (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
The amounts deducted or added in calculating the equity award adjustments are set forth below. Columns reporting fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year and value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation are omitted, because they are not applicable.

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Dr. Paul E. Jacobs	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Dr. Paul E. Jacobs	Change in Fair Value of Equity Awards Granted and Vested in the same Covered Year for Dr. Paul E. Jacobs	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Dr. Paul E. Jacobs	Total - Inclusion of Equity Values for Dr. Paul E. Jacobs

2023	$53,997,274	$—	$—	$—	$53,997,274

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for David B. Kagan	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for David B. Kagan	Change in Fair Value of Equity Awards Granted and Vested in the same Covered Year for David B. Kagan	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for David B. Kagan	Total - Inclusion of Equity Values for David B. Kagan

2023	$—	$98,075	$120,000	$(136,453)	$81,622
2022	$203,940	$310,726	$—	$174,533	$689,199
2021	$139,200	$1,852,132	$144,999	$1,476,228	$3,612,559
2020	$27,201	$(409,926)	$130,992	$(148,636)	$(400,369)
3.The dollar amounts reported represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Dr. Jacobs and Mr. Kagan) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Dr. Jacobs and Mr. Kagan) included for purposes of calculating the average amounts in each of 2023, 2022, 2021 and 2020 are as follows: Rebecca S. Clary, Vice President and Chief Financial Officer, and L. Barbee Ponder IV, Vice President of Regulatory Affairs and General Counsel. As discussed in this Proxy Statement, Mr. Monroe did not receive any compensation during 2020 through 2023 for his service as an executive officer of the Company; therefore, he is not included.
4.The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Dr. Jacobs and Mr. Kagan), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Dr. Jacobs and Mr. Kagan) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Dr. Jacobs and Mr. Kagan) for each year to determine the compensation actually paid, using the same methodology described above in Note 2. The NEOs do not have pension benefits; therefore, columns reporting Change in Actuarial Value of Pension Benefits and Pension Benefit Adjustments are omitted.

Year	Average summary compensation table total for non-PEO NEOs	Reported Value of Equity Awards for non-PEO NEOs	Equity Award Adjustments for non-PEO NEOs(a)	Average compensation actually paid to non-PEO NEOs

2023	$713,583	$345,301	$570,776	$939,058
2022	$1,764,537	$1,414,900	$928,309	$1,277,946
2021	$595,857	$216,400	$572,579	$952,036
2020	$580,343	$267,973	$62,962	$375,332

Globalstar Proxy Statement 2024 / 33

/ Executive Officers and Compensation
a.The amounts deducted or added in calculating the equity award adjustments are set forth below. Columns reporting fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year and value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation are omitted, because they are not applicable.

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Change in Fair Value of Equity Awards Granted and Vested in the same Covered Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs	Total - Average Inclusion of Equity Values for Non-PEO NEOs

2023	$155,208	$223,673	$177,194	$14,701	$570,776
2022	$724,856	$(7,629)	$40,000	$171,082	$928,309
2021	$139,200	$118,139	$93,300	$221,940	$572,579
2020	$55,536	$(17,090)	$170,481	$(145,965)	$62,962
5.Cumulative TSR is calculated by dividing the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. TSR is determined based on the value of an initial fixed investment of $100.
6.The peer group used for this purpose is the Nasdaq Telecommunications index.
7.The dollar amounts reported represent the amount of net loss reflected in the Company’s audited financial statements for the applicable year.
8.Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. We have determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance.
Description of Relationship Between Compensation Actually Paid to the PEOs and Average of Compensation Actually Paid to Non-PEOs and Company Cumulative Total Shareholder Return (TSR)
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our cumulative TSR for the four most recently completed fiscal years. In 2023, we had two PEOs, Dr. Jacobs and Mr. Kagan, as shown in the table above, and the graph below shows the sum of the compensation actually paid to both PEOs for 2023. A significant portion of the compensation actually paid to our NEOs is comprised of equity awards with the long-term intention of such compensation directly correlated with the value of Globalstar common stock, which we believe aligns compensation actually paid and Globalstar's cumulative TSR.

34 / Globalstar Proxy Statement 2024

Executive Officers and Compensation /

PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$—
Compensation Actually Paid ($ Thousands)
400
300
200
100
0
Company TSR (FYE 2019 Indexed to $100)
65.38
223.08
255.77
373.08
$145
$375
$4,319
$952
$1,251
$1,278
$54,650
$939
2020
2021
2022
2023
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Globalstar TSR

Globalstar Proxy Statement 2024 / 35

/ Executive Officers and Compensation
Description of Relationship Between Compensation Actually Paid to the PEO and Average of Compensation Actually Paid to Non-PEO NEOs and Company Net Loss
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Loss during the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Net Loss ($ Thousands)
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$—
Compensation Actually Paid ($ Thousands)
$0
$-100,000
$-200,000
$-300,000
$-400,000
Globalstar Net Loss ($ Thousands)
$(109,639)
$(112,625)
$(256,915)
$(24,718)
$54,650
$145
$375
$4,319
$952
$1,251
$1,278
$939
2020
2021
2022
2023
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Net Loss

36 / Globalstar Proxy Statement 2024

Executive Officers and Compensation /
Description of Relationship Between Compensation Actually Paid to the PEO and Average of Compensation Actually Paid to Non-PEO NEOs and Adjusted EBITDA
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our Adjusted EBITDA for the four most recently completed fiscal years. As described above, Adjusted EBITDA is defined as GAAP net income (loss) before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. We have determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance. Under the Company’s annual bonus plan, which is designed to reward NEOs’ efforts to meet and exceed the Company's financial performance goals, the Company used Adjusted EBITDA when determining the bonus pool available for distribution to the NEOs during the fiscal year. As described in more detail in the section “Executive Officers and Compensation – Compensation Discussion and Analysis,” for each 1% of Adjusted EBITDA above or below the plan year target Adjusted EBITDA, adjustments are made to either increase or decrease the bonus distribution.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Adjusted EBITDA
($ Thousands)
$60,000
$40,000
$20,000
$—
Compensation Actually Paid ($ Thousands)
$125,000
$100,000
$75,000
$50,000
$25,000
Globalstar Adjusted EBITDA ($ Thousands)
$42,158
$38,711
$57,396
$116,717
$145
$375
$4,319
$952
$1,251
$1,278
$54,650
$939
2020
2021
2022
2023
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Globalstar Adjusted EBITDA

Globalstar Proxy Statement 2024 / 37

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Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the four most recently completed fiscal years to that of the Nasdaq Telecommunications Index over the same period.

Comparison of Cumulative TSR of Globalstar and the Nasdaq Telecom Index
TSR (FYE 2019 indexed to $100)
400
300
200
100
0
373.08
255.77
223.08
127.87
122.04
100
65.38
95.61
107.36
2019
2020
2021
2022
2023
Globalstar, Inc.
Nasdaq Telecommunications Index - TSR

Tabular List of Most Important Financial Performance Measures
The following table presents the financial and non-financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and other NEOs for 2023 to Company performance. The measures in this table are not ranked. Adjusted EBITDA was the sole financial performance measure that is used by the Company to link compensation actually paid to the NEOs, for the most recently completed fiscal year, to company performance.
The Company also used non-financial performance measures (i.e., performance measures other than those that fall within the definition of financial performance measures) to link compensation actually paid to the NEOs, for the most recently completed fiscal year, to company performance. The Company determined that specific goal achievements and individual performance achievements, both non-financial performance measures, are among its three most important performance measures.

Most Important Financial Performance Measures	Nature	Explanation

Adjusted EBITDA	Financial measure
A non-GAAP measure defined as earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable.

Specific Goal Achievements	Financial measure	Obtaining predetermined financial goals or benchmarks for individual NEOs.
Performance Achievements	Non-financial measure	Obtaining predetermined non-financial goals or benchmarks for individual NEOs.

38 / Globalstar Proxy Statement 2024

Executive Officers and Compensation /
2023 Pay Ratio
The Dodd-Frank Act requires that we disclose the ratio of annual total compensation of our CEO to the annual total compensation of the median employee of Globalstar. During 2023, we had multiple CEOs and for the purpose of this ratio, we annualized the compensation for Dr. Jacobs, who was serving as CEO on December 31, 2023.
For 2023, the total compensation for the median employee of Globalstar was $90,826. Dr Jacobs' compensation from Globalstar, based on his total compensation as CEO, was $36,221,462 and, as such, the ratio is 1 to 399. Excluding the one-time fair value of the market-based awards granted to Dr. Jacobs, his total annualized compensation was $1,000,000 and, as such, the ratio is 1 to 11.
The median employee was identified by reviewing the total cash base salary for all Globalstar employees, including its consolidated subsidiaries, on December 31, 2023. As of this date, we employed 348 individuals in fifteen countries. Any salaries denominated in foreign currencies were translated to U.S. dollars at the corresponding exchange rate as of December 31, 2023. All of the Company's full-time and part-time employees were included in the calculation and adjustments were made to annualize cash compensation for any employees not employed by Globalstar for the entire year. Dr. Jacobs and Mr. Kagan were excluded from the calculation of median employee for purposes of this determination.
After identifying the median employee based on the criteria described above, the total compensation for this employee was calculated using the same methodology that was used in the 2023 Summary Compensation Table. Total compensation during 2023 for this employee includes base salary, accrued vacation as of December 31, 2023, matching contributions to the Company's 401(k) plan and premiums paid by Globalstar for life insurance. This employee was not granted a cash bonus or any equity awards during 2023.
As a global telecommunications company, our workforce is diverse from full-time engineers and technical experts to part-time hourly customer care personnel.

Globalstar Proxy Statement 2024 / 39

/ Security Ownership of Principal Stockholders and Management
Security Ownership of Principal Stockholders and Management
The following table shows (i) the number of shares of common stock beneficially owned as of the Record Date by each director and nominee for director, by each current executive officer, and by all directors, nominees, and current executive officers as a group and (ii) all the persons who were known to be beneficial owners of five percent or more of our common stock, our only voting securities, on April 1, 2024 based upon 1,883,923,816 shares of common stock outstanding as of that date. Holders of our common stock are entitled to one vote per share.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name of Beneficial Owner(1)	Shares	Percent of Class

James Monroe III(2) FL Investment Holdings, LLC Thermo Funding Company, LLC Thermo Funding II LLC Globalstar Satellite, L.P. Monroe Irr. Educational Trust Thermo Properties II LLC James Monroe III Grantor Trust Thermo Investments LP Thermo XCOM LLC	1,098,778,359	58%
Dr. Paul E. Jacobs(3) The Paul Eric Jacobs Trust XCOM Labs, Inc.	16,795,775	*
James F. Lynch(4) Thermo Investments II LLC	14,047,649	*
Timothy E. Taylor(5) Thermo Investments III LLC	13,871,142	*
William A. Hasler(6)	2,061,929	*
L. Barbee Ponder(7)	1,673,541	*
Keith O. Cowan(8)	1,114,929	*
Benjamin G. Wolff(8)	1,101,131	*
Rebecca S. Clary(9)	1,028,733	*
Michael J. Lovett(8)	1,026,928	*
All directors and current executive officers as a group (10 persons)(1)(2)(3)(4)(5)(6)(7)(8)(9)	1,151,500,116	61%
*Less than 1% of outstanding shares.
1.“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. Stock is “beneficially owned” if a person has or shares the power (a) to vote or direct its vote or (b) to sell or direct its sale, even if the person has no financial interest in the stock. Also, stock that a person has the right to acquire, such as through the exercise of options or warrants, within sixty (60) days of the Record Date is considered to be “beneficially owned.” These shares are deemed to be outstanding and beneficially owned by the person holding the derivative security for the purpose of computing the percentage ownership of that person, but they are not treated as

40 / Globalstar Proxy Statement 2024

Security Ownership of Principal Stockholders and Management /
outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, each person has full voting and investment power over the stock listed.
2.The address of Mr. Monroe, FL Investment Holdings, LLC, Thermo Funding Company, LLC, Thermo Funding II LLC, Globalstar Satellite, L.P., Monroe Irr. Educational Trust, James Monroe III Grantor Trust, Thermo Investments LP, Thermo Properties II, LLC and Thermo XCOM LLC is 1735 Nineteenth Street, Denver, CO 80202.

This number includes 640,750 shares held by FL Investment Holdings, LLC, 197,139,972 held by Thermo Funding Company, LLC, 880,621,127 shares held by Thermo Funding II LLC, 6,304,090 shares held by Thermo Properties II, LLC, 618,558 shares held by Globalstar Satellite, L.P. 3,000,000 held by the Monroe Irr. Educational Trust, 29,334 held by James Monroe III Grantor Trust, 200,200 held by Thermo Investments LP and 4,197,399 held by Thermo XCOM LLC. Mr. Monroe controls, either directly or indirectly, each of FL Investment Holdings, Thermo Funding Company, LLC, Thermo Funding II LLC, Globalstar Satellite, L.P. Monroe Irr. Educational Trust, James Monroe III Grantor Trust, Thermo Investments LP, Thermo Properties II, LLC and Thermo XCOM LLC, and, therefore, is deemed the beneficial owner of the common stock held by these entities. Mr. Monroe also individually owns 626,930 shares and may acquire 399,999 shares of common stock upon the exercise of currently exercisable stock options.

Additionally, 5,000,000 shares may be issued to Thermo Funding II LLC upon exercise of warrants issued in connection with Thermo's guarantee of the Funding Agreements as described more fully in the Company's 2023 Annual Report on Form 10-K. An additional 5,000,000 warrants vest if and when Thermo advances aggregate funds of $25.0 million or more to us or a permitted third party pursuant to the terms of Thermo's guarantee. To the extent Thermo is required to advance amounts under the guarantee, the Company is required to issue shares of Common Stock of the Company in respect of such advance in an amount equal to the amount of such payment divided by the average of the volume weighted average price of the Company’s common stock on the five trading days immediately preceding such payment.
3.This number includes 16,745,989 shares held by The Paul Eric Jacobs Trust, 1 share held by XCOM Labs, Inc. and 76,523 shares individually owned by Dr. Jacobs.
4.Includes 899,999 shares of common stock that he may acquire upon the exercise of currently exercisable stock options and 12,340,720 shares held by Thermo Investments II LLC.
5.Includes 439,999 shares of common stock that he may acquire upon the exercise of currently exercisable stock options and 10,673,649 shares held by Thermo Investments III LLC.
6.Includes 1,199,999 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.
7.Includes 40,000 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.
8.Includes 399,999 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.
9.Includes 80,000 shares of common stock that she may acquire upon the exercise of currently exercisable stock options.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of any class of our equity securities to file forms with the SEC reporting their ownership and any changes in their ownership of those securities. These persons also must provide us with copies of these forms when filed. Based on a review of copies of those forms, our records, and written representations from our directors and executive officers that no other reports were required, the following transaction was not reported timely due to an administrative delay: Mr. Taylor sold shares of Globalstar common stock on March 15, 2023 and March 16, 2023, that were not reported until March 23, 2023; Mr. Lynch purchased shares of Globalstar common stock on December 20, 2023 that was not reported until December 29, 2023; Mr. Taylor received a grant for his duties as the VP of Finance for the Company on December 7, 2023 that was not reported until January 4, 2024; Mr. Kagan had a stock award vesting that occurred on March 6, 2023 and, upon vesting, shares of Globalstar stock were withheld to cover taxes owed and were not reported until March 14, 2023. Other than these instances, we believe that we complied with all Section 16(a) filing requirements during 2023.

Globalstar Proxy Statement 2024 / 41

/ Related Person Transactions
Related Person Transactions
Review of Transactions
The Board has adopted a Related Person Transactions Policy with respect to transactions in which we participate and related persons have a material interest. Related persons include our executive officers, directors, director nominees, beneficial owners of 5% or more of our common stock and immediate family members of these persons. The policy considers and approves or disapproves related person transactions pursuant to Item 404 of Regulation S-K. Certain related person transactions have been deemed pre-approved by the Audit Committee and do not require any other approval under the policy. If an Audit Committee member or his or her family member is involved in a related person transaction, the member will not participate in the approval or ratification of the transaction. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the policy grants to the Chair of the Audit Committee (or, if the Chair or his or her family member is involved in the related person transaction, any other member of the Audit Committee) delegated authority to act between Audit Committee meetings for these purposes. A report of any action taken pursuant to delegated authority must be made at the next Audit Committee meeting.
For the Audit Committee to approve a related person transaction, it must be satisfied that it has been fully informed of the interests, relationships and actual or potential conflicts present in the transaction and must believe that the transaction is fair to us. The Audit Committee also must believe, if necessary, that we have developed a plan to manage any actual or potential conflicts of interest. The Audit Committee may ratify a related person transaction that did not receive pre-approval if it determines that there is a compelling business or legal reason for the Company to continue with the transaction, the transaction is fair to the Company and the failure to comply with the policy's pre-approval requirements was not due to fraud or deceit.
Our Certificate of Incorporation and Bylaws provide that as long as Thermo and its affiliates beneficially own at least 45% of the Company’s Common Stock, subject to certain exceptions, approval by a majority of shares held by stockholders other than Thermo and its affiliates is required for any related-party transaction between the Company and Thermo and its affiliates. Certain related party transactions involving Thermo and its affiliates are also subject to review by the Strategic Review Committee or to the approval of our shareholders. Please see “Strategic Review Committee” under the heading “Information about the Board and Its Committees" above.
Reportable Related Party Transactions and Compensation Committee Interlocks and Insider Participation
Transactions with Thermo
We have an understanding with Thermo that we will reimburse Thermo for expenses incurred by Messrs. Monroe, Lynch and Taylor and any other Thermo employee in connection with their services to us, including third-party out-of-pocket temporary living expenses while at our offices or traveling on our business (with no mark-up). For the year ended December 31, 2023, we recorded approximately $40,000 for general and administrative expenses incurred by Thermo on our behalf. We also recorded approximately $188,000 for services provided to us by an officer of Thermo that was accounted for as a non-cash contribution to capital and paid approximately $578,000 for services provided by other consultants and Thermo employees. No other fees, except those described above or under “Director Compensation,” are paid to Thermo or its employees for services.
Lease Agreement with Thermo Covington, LLC

42 / Globalstar Proxy Statement 2024

Related Person Transactions /
We have a lease agreement with Thermo Covington, LLC for our headquarters office for a term of ten years. Annual lease payments increase at a rate of 2.5% per year. For the year ended December 31, 2023, we recorded $1.6 million in lease cost associated with this lease agreement.
Perpetual Preferred Stock Held by Thermo
Thermo holds shares of the Company's Series A Preferred Stock with an aggregate liquidation preference of $136.7 million. Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock, at a fixed rate equal to 7.00% per annum, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year. During 2023, the Company made dividend payments to Thermo which were approved by the Company's Board of Directors totaling $10.9 million.
Lock-Up and First Offer Agreement with Thermo
In connection with the Service Agreements, Partner and Thermo entered into a lock-up and right of first offer agreement that generally (i) requires Thermo to offer any shares of Globalstar common stock to Partner before transferring them to any other Person other than affiliates of Thermo and (ii) prohibits Thermo from transferring shares of Globalstar common stock if such transfer would cause Thermo to hold less than 51.00% of the outstanding common stock of the Company for a period of five years from the launch of Services in November 2022.
Thermo's Guaranty with 2023 Funding Agreement
Amounts payable by the Company in connection with the 2023 Funding Agreement and certain other obligations under the Service Agreements are guaranteed by Thermo. Thermo has agreed to provide support of certain of the Company’s obligations under the 2023 Funding Agreement. This guarantee agreement received shareholder approval in June 2023 and became effective in December 2023. As consideration for Thermo's guarantee, the Company has issued to Thermo warrants to purchase 10.0 million shares of the Company’s common stock at an exercise price equal to $2.00 per share (as calculated pursuant to the agreement). 5.0 million of these warrants vested immediately upon effectiveness of Thermo's guarantee, which occurred in December 2023, and the remaining 5.0 million warrants vest if and when Thermo advances aggregate funds of $25.0 million or more to the Company or a permitted third party pursuant to the terms of Thermo's guarantee. These warrants expire five years after the date of issuance.
To the extent Thermo is required to advance amounts under the guarantee, the Company is required to issue shares of Common Stock of the Company in respect of such advance in an amount equal to the amount of such payment divided by the average of the volume weighted average price of the Company’s common stock on the five trading days immediately preceding such payment.
License Agreement Stock Consideration with Thermo and XCOM Labs, Inc.
In connection with the license agreement between Globalstar and XCOM Labs, Inc., a portion of the stock consideration was resold by XCOM to certain long-term investors of Globalstar and XCOM, including Thermo, in private resale transactions exempt from registration under the Securities Act. Together with shares it received for release of debt owed to it by Licensor, Thermo acquired 4.2 million total shares.
License Agreement with XCOM Labs, Inc.
Dr. Jacobs serves as the Executive Chairman of Virewirx (formerly XCOM Labs) and is the controlling stockholder of Virewirx. In connection with the August 2023 License Agreement, Globalstar issued 60.6 million shares of its common stock, representing a transaction value of approximately $68.7 million, to XCOM. The Company and XCOM also executed a Support Services Agreement ("SSA") pursuant to which XCOM is required to provide certain services to the Company. Fees payable by Globalstar pursuant to the SSA are based on costs incurred and the first payment of $11.9 million was paid in August 2023 and is associated with an initial service period of nine months under the SSA. Of the consideration paid for the License Agreement, 16.7 million

Globalstar Proxy Statement 2024 / 43

/ Related Person Transactions
shares were deposited into Dr. Jacobs' trust. Dr. Jacobs does not have any family relationships with any director of executive officer of the Company and has not been directly or indirectly involved in any related party transactions with the Company, except for the License Agreement, the SSA and the transactions contemplated thereunder.
Further discussion on other agreements we have with Thermo and XCOM are disclosed in our Form 10-K for the fiscal year ended December 31, 2023.
Compensation Committee Interlocks and Insider Participation
Messrs. Monroe, Lovett and Wolff served on the Compensation Committee for all of 2023. During 2023, none of the Compensation Committee members were officers or employees of the Company. Mr. Monroe is a former executive officer of the Company, as he served as chief executive officer from 2005 to 2009 and 2011 to 2018. Mr. Monroe is also party to the related person transactions involving Thermo disclosed above. During 2023, none of our executive officers served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board or the Compensation Committee.

44 / Globalstar Proxy Statement 2024

Other Information /
Other Information
Stockholder Proposals at the 2025 Annual Meeting
In order for any stockholder proposal to be eligible for inclusion in our proxy statement and on our proxy card for the 2025 Annual Meeting of Stockholders, it must be received at the address in the paragraph immediately following this one not later than December 11, 2024. The timely submission of a shareholder does not guarantee that it will be included in the Company’s proxy statement and form of proxy.
The proxy card we distribute for the 2025 Annual Meeting of Stockholders may include discretionary authority to vote on any matter that is presented to stockholders at that meeting (other than by the Board) if we do not receive notice of the matter at this address by February 24, 2025. The notice of a proxy access nomination in support of director nominations other than the Company's nominees must also comply with the additional notice requirements of SEC Rule 14a-19(b) no later than April 26, 2025.
Householding
Under SEC rules, only one annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, need be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family and contrary instructions have not been received from an affected stockholder. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for us. Brokers with account holders who are our stockholders may be householding these materials. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or at any time in the future, you no longer wish to participate in householding and would like to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies of these documents at your address and would prefer that the communications be householded, you should contact us at investorrelations@globalstar.com or Globalstar, Inc., Attention: Investor Relations, 1351 Holiday Square Blvd., Covington, Louisiana 70433.

Requests for Certain Documents
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers (including Globalstar) file electronically with the SEC. Our electronic SEC filings are available to the public at the SEC’s internet site, www.sec.gov.
We make available free of charge financial information, news releases, SEC filings, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC, on our website at www.globalstar.com. The documents available on, and the contents of, our website are not incorporated by reference into this proxy statement. You may request a copy of these documents by contacting us by phone at (985) 335-1500 or by mail at Globalstar, Inc., Attention: Investor Relations, 1351 Holiday Square Blvd., Covington, Louisiana 70433.
By order of the Board of Directors,
Richard S. Roberts
Corporate Secretary

Globalstar Proxy Statement 2024 / 45

Covington, Louisiana
April 10, 2024

46 / Globalstar Proxy Statement 2024

Other Information /

Globalstar

GLOBALSTAR, INC.
1351 HOLIDAY SQUARE BLVD.
COVINGTON, LA 70433

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 20, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 20, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V38316-P09575 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

GLOBALSTAR, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Class C Directors

Nominees:	For	Against	Abstain
1a. William A. Hasler	☐	☐	☐
1b. James Monroe III	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Globalstar Proxy Statement 2024 / 47

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V38317-P09575

GLOBALSTAR, INC.
Annual Meeting of Stockholders
May 21, 2024 1:00 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Rebecca S. Clary and L. Barbee Ponder IV, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GLOBALSTAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, CDT on May 21, 2024, at GLOBALSTAR, INC., 1351 Holiday Square Blvd., Covington, LA 70433, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

48 / Globalstar Proxy Statement 2024